Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
hopTo Inc.
Campbell, California

We hereby consent to the incorporation by reference in the Prospectus, constituting a part of this Amendment No. 1 to Form S-1 Registration Statement file number 333-190681, of our report dated April 1, 2013, relating to the consolidated financial statements of GraphOn Corporation (now known as hopTo Inc.), appearing in the Annual Report on Form 10-K and Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Macias Gini & O'Connell LLP
Walnut Creek, California

September 23, 2013